UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 25, 2005

Cotelligent, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27412	94-3173918
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

655 Montgomery Street, Suite 1000 San Francisco, California	94111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 415.477.9900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 25, 2005, Cotelligent Inc. (“Cotelligent” or “the Company”) received a notice of termination, dated May 23, 2005 (the “Notice”), of its Lease Agreement, dated as of November 10, 1999 (the “Agreement”), between the Cotelligent USA, Inc., a subsidiary of the Company, and Matrix/AEW Branchburg, LLC. The Agreement relates to the lease by the Company of premises located in Branchburg, New Jersey at a monthly rent of approximately $57,000. The term of the Agreement expires in November 2007. The premises are no longer used by the Company and until April 2005 were subleased to another tenant.

Notices of default under the Agreement were sent to Cotelligent on March 10, 2005 and April 8, 2005 for failure to make the basic rent and additional rent payments due under the Agreement. According to the Notice, the Agreement will terminate on May 30, 2005.

Under the terms of the Agreement, if the Agreement is terminated due to an event of default as set forth in the Agreement, the lessor is entitled to recover from the Company, as lessee, liquidated damages which the Company estimates could total approximately $1.1 million, assuming no future benefit of sublet rent income. The Company had previously sublet the property, and through April 2005 was able to recover 80% of the basic and additional rent. As of March 31, 2005, the Company had accrued $633,000 of liabilities for payments required to be made under the Agreement. The Company believes it has potential defenses to this matter and is pursuing a resolution with the lessor.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTELLIGENT, INC.

By:	/s/ Curtis J. Parker
Curtis J. Parker Executive Vice President, Chief Financial Officer, Treasurer & Secretary

Dated: May 27, 2005